Exhibit 10.14

Execution Version

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), is made effective as of February 4, 2025, and is entered into by and among DESERT ENVIRONMENTAL LLC, as Delaware limited liability company (the “Borrower”), the Guarantors party hereto, and ORIGIN BANK (the “Lender”).

PRELIMINARY STATEMENT

WHEREAS, the Borrower, the Guarantors party thereto, and the Lender entered into that certain Credit Agreement dated as of October 3, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has requested that the Lender (i) add a new $5,000,000 term loan facility, (ii) increase the total aggregate Revolving Commitment to $4,000,000, (iii) extend the maturity dates of its Delayed Draw Term Commitment and Revolving Commitment, and (iv) amend certain other provisions of the Credit Agreement as more particularly set forth herein; and

WHEREAS, the Lender is willing to so amend the Credit Agreement, subject to the terms and conditions set forth herein, provided that the Borrower and Guarantors ratify and confirm all of their respective obligations under the Credit Agreement and the Loan Documents;

NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein have the meanings assigned to them in the Credit Agreement.

2. Amendments to Credit Agreement.

(a) The Credit Agreement (exclusive of the Schedules and Exhibits thereto) is hereby amended to read in its entirety as set forth on Annex A attached hereto.

(b) Schedules 3.05, 3.14, and 3.20 to the Credit Agreement are hereby amended to read in their entirety as set forth on the Schedules 3.05, 3.14, and 3.20 as set forth on Annex B attached hereto.

3. Conditions Precedent. This Amendment shall be effective as of the date first above written upon satisfaction of the following conditions precedent:

(a) no Default or Event of Default shall exist on the date hereof;

(b) the Lender shall have received counterparts of this Amendment duly executed by the Borrower and each Guarantor;

(c) the Lender shall have received a new promissory note and/or amended and restate promissory, executed by the Borrower, evidencing the Lenders’ update Commitment as of the date hereof;

(d) the Lender shall have received amendments, supplements and/or other modifications in respect of each Mortgage to account for the Second Amendment Term Commitment and the increase in the Revolving Commitments, which such amendments, supplements and/or modifications shall be in form and substance reasonably acceptable to the Lender;

(e) the Lender shall have received documents consistent with those delivered on the Effective Date as to the organizational power and authority of the Borrower and the other Loan Parties to enter into this Amendment and perform its obligations under the Credit Agreement as amended hereby;

(f) the Lender shall have received results of recent UCC Lien searches with respect to each Loan Party from its jurisdiction of organization and such reports shall not disclose any Liens other than as set forth in Section 6.02 of the Credit Agreement; and

(g) the Lender shall have received payment of (i) an upfront fee in respect of the Second Amendment Term Commitment in the aggregate amount of $50,000, (ii) an upsize fee in respect of the Revolving Commitment in the aggregate amount of $15,000, (iii) the reasonable legal fees and out-of-pocket costs of the Lender’s legal counsel and (iv) the reimbursement or payment of all out-of-pocket expenses of the Lender required to be reimbursed or paid by the Borrower under the Credit Agreement.

4. Ratification. Each of the Borrower, Guarantors and Holdings hereby ratifies all of its respective Obligations under the Credit Agreement and each of the Loan Documents to which it is a party, and agrees and acknowledges that the Credit Agreement and each of the Loan Documents to which it is a party are and shall continue to be in full force and effect as amended and modified by this Amendment. Nothing in this Amendment extinguishes, novates or releases any right, claim, lien, security interest or entitlement of Lender created by or contained in any of such documents nor is any of the Borrower, any Guarantor or Holdings released from any covenant, warranty or obligation created by or contained herein or therein.

5. Representations and Warranties. Each of the Borrower and Guarantors (as herein so called, each individually a “Party” and collectively, the “Parties”) hereby represents and warrants to Lender that (a) this Amendment has been duly executed and delivered on behalf of the Parties, (b) this Amendment constitutes a valid and legally binding agreement enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (c) the representations and warranties contained in the Credit Agreement and the other Loan Documents, as applicable, to which it is a party are true and correct on and as of the date hereof in all material respects as though made as of the date hereof, except for such representations and warranties as are by their express terms limited to a specific date, in which case such representations and warranties were true and correct in all material respects as of such specific date; provided that, in either case, to the extent any such representation and warranty is qualified by Material Adverse Effect or materiality qualifier, such representation and warranty is true and correct in all respects, (d) no Default or Event of Default exists under the Credit Agreement or under any other Loan Document, and (e) the execution, delivery and performance of this Amendment has been duly authorized by the Parties.

6. Release and Indemnity.

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(a) Each Loan Party hereby releases and forever discharges the Lender and each Affiliate thereof and their respective its employees, officers, directors, trustees, agents, attorneys, successors, assigns or other representatives from any and all claims, demands, damages, actions, cross-actions, causes of action, costs and expenses (including legal expenses), of any kind or nature whatsoever, whether based on law or equity, which any of said parties has held or may now own or hold, whether known or unknown, for or because of any matter or thing done, omitted or suffered to be done on or before the actual date upon which this Amendment is signed by any of such parties (i) arising directly or indirectly out of the Loan Documents, or any other documents, instruments or any other transactions relating thereto and/or (ii) relating directly or indirectly to all transactions by and between such Loan Party or its representatives and the Lender or any of its directors, officers, agents, employees, attorneys or other representatives. Such release, waiver, acquittal and discharge shall and does include, without limitation, any claims of usury, fraud, duress, misrepresentation, lender liability, control, exercise of remedies and all similar items and claims, which may, or could be, asserted by such Loan Party including any such claims caused by the actions or negligence of the indemnified party (other than its gross negligence or willful misconduct).

(b) Each Loan Party hereby ratifies the indemnification provisions contained in the Loan Documents, including, without limitation, Section 9.03 of the Credit Agreement, and agrees that this Amendment and losses, claims, damages and expenses related thereto shall be covered by such indemnities.

7. Counterparts. This Amendment may be signed in any number of counterparts, which may be delivered in original, facsimile or electronic form each of which shall be construed as an original, but all of which together shall constitute one and the same instrument.

8. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Texas without regard to any choice-of-law provisions that would require the application of the law of another jurisdiction, but giving effect to federal laws applicable to national banks.

9. Amendment is a Loan Document; References to the Credit Agreement. This Amendment is a Loan Document, as defined in the Credit Agreement. All references in the Credit Agreement to “this Agreement” mean the Credit Agreement as amended by this Amendment. This Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns permitted by the Credit Agreement.

10. Final Agreement of the Parties. THIS AMENDMENT, THE CREDIT AGREEMENT, AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

DESERT ENVIRONMENTAL LLC

By: /s/ Jason Williams
Name: Jason Williams
Title: Chief Financial Officer

GUARANTORS:

DESERT OPERATING LLC

By: /s/ Jason Williams
Name: Jason Williams
Title: Chief Financial Officer

DESERT RECLAMATION LLC

By: /s/ Jason Williams
Name: Jason Williams
Title: Chief Financial Officer

SAFEFILL PECOS, LLC

By: /s/ Jason Williams
Name: Jason Williams
Title: Chief Financial Officer

HOLDINGS:

DESERT ENVIRONMENTAL HOLDINGS LLC

By: /s/ Jason Williams
Name: Jason Williams
Title: Chief Financial Officer

Signature Page to Second Amendment to Credit Agreement

LENDER:

ORIGIN BANK

By: /s/ Scott Oswald
Scott Oswald
Vice President

Signature Page to Second Amendment to Credit Agreement

ANNEX A

Credit Agreement

(attached)

Conformed Credit Agreement including

First Amendment dated March 1, 2024 and

Second Amendment dated February 4, 2025

CREDIT AGREEMENT

dated as of

October 3, 2023

among

DESERT ENVIRONMENTAL LLC,

THE GUARANTORS PARTY HERETO

and

ORIGIN BANK

TABLE OF CONTENTS

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SCHEDULES:

Schedule 3.05 – Properties

Schedule 3.14 – Insurance

Schedule 3.15 – Capitalization and Subsidiaries

Schedule 3.20 – Affiliate Transactions

Schedule 6.01 – Existing Indebtedness

Schedule 6.02 – Existing Liens

Schedule 6.04 – Existing Investments

Schedule 6.10 – Existing Restrictions

EXHIBITS:

Exhibit A - Borrowing Request

Exhibit B - Borrowing Base Certificate

Exhibit C - Compliance Certificate

Exhibit D - Joinder Agreement

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CREDIT AGREEMENT dated as of October 3, 2023 (as it may be amended or modified from time to time, this “Agreement”), among DESERT ENVIRONMENTAL LLC, as Delaware limited liability company, as Borrower, the Guarantors party hereto, and ORIGIN BANK, as Lender.

The parties hereto agree as follows:

Article I
Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Account” has the meaning assigned to such term in the Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Adjusted EBITDA” means, for any Person for the four (4) consecutive Fiscal Quarters of the Borrower then last ended, an amount, determined on a consolidated basis for such Person and its subsidiaries, equal to:

(a) Net Income; plus

(b) without duplication, the sum of the following to the extent deducted in the calculation of Net Income: (i) interest expense; (ii) tax expense based on income, profits, losses or capital; (iii) depreciation; (iv) amortization; (v) unusual and non-recurring losses determined in accordance with GAAP; (vi) other non‑recurring expenses reducing such Net Income which do not represent a cash item in such period or any future period; (vii) losses on the sale of assets (other than inventory in the ordinary course of business) permitted pursuant to this Agreement, or resulting from the termination of hedging transactions, and unrealized net losses in the marked-to-market value of any Swap Agreement; (viii) any reasonable fees and out-of-pocket cost and expenses in connection with any waivers, amendments or maintenance (or similar actions) of the Loans and the Loan Documents, in each case, not related to the closing of the Loan Documents on or in connection with the Effective Date, including fees paid to the Lender, amendment, consent, waiver and similar fees paid to the Lender, and the reimbursement of costs, fees and expenses of the Lender as required hereunder; (ix) any reasonable fees, costs and expenses paid to non-Affiliates relating to the transactions permitted hereunder or the consummation of any other transaction permitted under the Loan Documents (or any transaction proposed and not consummated), including equity issuances, investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts, or the incurrence or repayment of indebtedness, audits or similar transactions, provided that the aggregate amount added back pursuant to this clause (ix) shall not exceed $1,000,000 in any four (4) fiscal quarter period; (x) [reserved]; (xi) the amount of any earn-out and other contingent consideration obligations in connection with any acquisition or other investment that are paid or accrued; (xii) [reserved]; (xiii) all other non-cash loss, expense or charges and other non-operating expenses determined on a consolidated basis in accordance with GAAP, but excluding any non-cash loss, charge or expense (A) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period or (B) relating to a write-down, write off or reserve with respect to accounts and inventory, in each case for such period; (xiv) the amount of any Permitted Tax Distributions made during such period; and (xv) (A) extraordinary losses and unusual or non-recurring costs, charges or expenses (including any unusual or non-recurring operating expenses attributable to the implementation of cost savings initiatives or any extraordinary losses and unusual or non-recurring charges or expenses attributable to legal and judgment settlements and costs and expenses in respect of contract acquisition costs and structured bonus payments in connection with contract acquisitions, synthetic joint ventures or otherwise), severance, relocations costs and curtailments or modifications to pension and post-retirement employee benefit plans and (B) restructuring charges, accruals or reserves (including restructuring costs related to acquisitions and to closure or consolidation of facilities) and other related charges, provided that the aggregate amount of restructuring charges, accruals or reserves and other related charges added back pursuant to this clause (xv), together with amounts of Material Project EBITDA Adjustments for such period, shall not exceed 20% of Adjusted EBITDA for such period (calculated without giving effect to any such charges, accruals, reserves, cost savings, operating expense reductions and synergies); and provided further, that the aggregate amount of add-backs pursuant to clauses (viii) through (x), (xii) and (xv) preceding shall not exceed 20% of Adjusted EBITDA for such period (calculated before giving effect to any such add-backs); minus

(c) without duplication, the sum of the following to the extent included in the calculation of Net Income: (i) income Tax credits; (ii) unusual and non-recurring gains determined in accordance with GAAP; (iii) gains on the sale of assets (other than inventory in the ordinary course of business) or resulting from the termination of hedging transactions, and unrealized net gains in the marked-to-market value of any Swap Agreement; (iv) all non‑recurring, non‑cash items increasing Net Income, but excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash items in any prior period (other than any such accruals or cash reserves that have been added back to Net Income in calculating Adjusted EBITDA in accordance with this definition); and (v) any cash payments made during such period in respect of non-cash charges described in clause (b)(vi) taken in a prior period.

For purposes of calculating Adjusted EBITDA for any four (4) consecutive Fiscal Quarter period, if during such period such Person shall have consummated a Material Acquisition or a Material Disposition, Adjusted EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition, as the case maybe, occurred on the first day of such period; provided that all such pro forma calculations shall be satisfactory to the Lender. Adjusted EBITDA shall be increased by the amount of any Material Project EBITDA Adjustments in respect of any Material Project of the Loan Parties applicable to the previous four-fiscal quarter period.

Notwithstanding the foregoing, for purposes of calculating the financial covenants under Section 6.12(a) and (b) prior to the Fiscal Quarter ending June 30, 2025, Adjusted EBITDA for the applicable measurement period (x) shall be annualized as of the Fiscal Quarter ending September 30, 2024 by taking the amount of Adjusted EBITDA for such Fiscal Quarter and multiplying it by four (4), (y) shall be annualized as of the Fiscal Quarter ending December 31, 2024 by taking the amount of Adjusted EBITDA for the Fiscal Quarters ending September 30, 2024 and December 31, 2024 and multiplying it by two (2), and (y) shall be annualized as of the Fiscal Quarter ending March 31, 2025 by taking the amount of Adjusted EBITDA for the Fiscal Quarters ending September 30, 2024, December 31, 2024 and March 31, 2025 and multiplying it by four-thirds (4/3).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Alternate Base Rate” means, for any day, a rate equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Term SOFR for one-month tenor in effect on such day plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Holdings or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Rate” means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Margin”, “SOFR Margin” or “Commitment Fee Rate”, as the case may be, based upon the Total Leverage Ratio as of the most recent determination date, provided that until delivery to the Lender, pursuant to Section 5.01, of the Financial Statements and Compliance Certificate for the Fiscal Quarter ending September 30, 2024, the “Applicable Rate” shall be the applicable rates per annum set forth below in Level III:

Total Leverage Ratio	ABR Margin	SOFR Margin	Commitment Fee Rate
Level I 1.25 to 1.0	2.50%	3.50%	0.375%
Level II 2.00 to 1.0 but ≥1.25 to 1.0	2.75%	3.75%	0.50%
Level III ≥2.00 to 1.0	3.00%	4.00%	0.50%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each Fiscal Quarter of the Borrower, based upon the Financial Statements and Compliance Certificate delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Lender of such Financial Statements and Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that at the option of the Lender if the Borrower fails to deliver the Financial Statements and Compliance Certificate required to be delivered by it pursuant to Section 5.01, the Total Leverage Ratio shall be deemed to be in Level III during the period from the expiration of the time required for delivery thereof until such Financial Statements and Compliance Certificate are delivered.

If at any time the Financial Statements upon which the Applicable Rate was determined were incorrect (whether based on a restatement, fraud or otherwise) and the correct Applicable Rate would have resulted in a higher Applicable Rate, the Borrower shall be required to retroactively pay any additional amount that the Borrower would have been required to pay if such Financial Statements had been accurate at the time they were delivered.

“Approved Fund” has the meaning assigned to such term in Section 8.04(b).

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Revolving Commitment and (ii) the Borrowing Base minus (b) the Revolving Exposure.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Commitment.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.19(d)

“Banking Services” means each and any of the following bank services provided to any Loan Party or any Subsidiary by the Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Loan Parties or their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.19(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Lender for the applicable Benchmark Replacement Date:

(a) the sum of (i) Daily Simple SOFR and (ii) 0.11448% (11.448 basis points); and

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Lender and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.19 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.19.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Borrower” means Desert Environmental LLC, a Delaware limited liability company.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect and (b) the Term Loans made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, at any time, the sum of (a) 80% of Eligible Accounts at such time, and (b) 85% of Eligible Accounts owing from Investment Grade Account Debtors at such time.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Responsible Officer, in substantially the form of Exhibit B or another form which is acceptable to the Lender in its Permitted Discretion.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to remain closed.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Capital Maintenance Agreement” means that certain Capital Maintenance Agreement, dated as of the Effective Date, by and among the Borrower, Five Point Energy Fund III LP and the Lender, as the same may be amended, modified or restated from time to time.

“Change in Control” means (a) the Sponsor shall cease to (i) beneficially own and Control, directly or indirectly, ordinary voting power represented by the issued and outstanding Equity Interests of Borrower representing more than 50.1% of Holdings, and (ii) Control the Borrower, (b) Holdings shall cease to beneficially own, free and clear of all Liens and other encumbrances (other than those permitted under this Agreement), 100% of the outstanding voting Equity Interests of the Borrower on a fully diluted basis; provided that a transaction in which the Borrower becomes a Subsidiary of another Person shall not constitute a Change in Control under this clause (b) if (i) such Person is the New Parent, (ii) immediately following such transaction, the New Parent directly owns 100% of the Equity Interests of the Borrower and Controls the Borrower and (iii) the New Parent executes and delivers to the Lender a pledge agreement in the form of the Holdings Pledge Agreement contemporaneously with or within three (3) Business Days following the consummation of such transaction, and (c) the Borrower ceases to beneficially own and Control 100% of the economic and voting interests in the Equity Interests of each of its Subsidiaries, on a fully diluted basis except as a result of a transaction permitted by this Agreement.

“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) compliance by the Lender (or, for purposes of Section 2.13(b), by any lending office of the Lender or by the Lender’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 8.16.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or the Term Loans, and (b) any Commitment, refers to whether such Commitment is the Revolving Commitment, the Delayed Draw Term Commitment or the Second Amendment Term Commitment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or intended to be, subject to a security interest or Lien in favor of the Lender, on behalf of the Secured Parties, to secure the Secured Obligations; provided that in no event shall Collateral include any Excluded Assets.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, the Holdings Pledge Agreement and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether theretofore, now or hereafter executed by any Loan Party or any Subsidiary and delivered to the Lender.

“Commitment” means the Revolving Commitment, the Second Amendment Term Commitment or the Delayed Draw Term Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate of a Responsible Officer in substantially the form of Exhibit C.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.14 and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Liquidity” means, as at any date of determination, an amount determined for the Borrower and its Subsidiaries on a consolidated basis equal to the sum of (i) cash and cash equivalents, plus (ii) Availability under the Revolving Commitment.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Event” has the meaning set forth in Section 4.02.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Lender in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Lender decides that any such convention is not administratively feasible for the Lender, then the Lender may establish another convention in its reasonable discretion.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Delayed Draw Funding Date” means the date on which the Delayed Draw Term Loan is funded, as selected by the Borrower in its Borrowing Request therefor in compliance with Section 2.03 and Section 4.02.

“Delayed Draw Term Commitment” means the commitment of the Lender to make the Delayed Draw Term Loan, expressed as an amount representing the maximum principal amount of the Delayed Draw Term Loan to be made by the Lender. The amount of the Lender’s Delayed Draw Term Commitment on the Effective Date is $10,000,000.

“Delayed Draw Term Loan” means the Loan made pursuant to Section 2.01(b).

“Delayed Draw Term Maturity Date” means March 31, 2030.

“Delayed Draw Termination Date” means the earlier to occur of (a) the date on which the Delayed Draw Term Loans are fully funded to the Borrower, and (b) October 3, 2024 or (c) otherwise terminated pursuant to the terms hereof.

“Document” has the meaning assigned to such term in the Security Agreement.

“dollars” or “$” refers to lawful money of the U.S.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

“Eligible Accounts” means, at any time, the Accounts of the Loan Parties other than any Account:

(a) which is not subject to a first priority perfected security interest in favor of the Lender;

(b) which is subject to any Lien other than (i) a Lien in favor of the Lender and (ii) a Lien permitted by Section 6.02 which does not have priority over the Lien in favor of the Lender;

(c) (i) with respect to which the scheduled due date is more than 90 days (or 120 days in the case of an Investment Grade Account Debtor) after the date of the original invoice therefor, (ii) which is unpaid more than 90 days (or 120 days in the case of an Investment Grade Account Debtor) after the date of the original invoice therefor, or (iii) which has been written off the books of the applicable Loan Party or otherwise designated as uncollectible, provided, however, that the Lender may in its sole discretion, on a case-by-case basis based on a list of creditworthy Account Debtors that routinely pay more than 90 days (or 120 days in the case of an Investment Grade Account Debtor) from the date of the original invoice evidencing the Account, approve an Account that has been outstanding for more than 90 days (or 120 days in the case of an Investment Grade Account Debtor) from the date of the original invoice is an Eligible Account;

(d) which is owing by an (i) Investment Grade Account Debtor and/or Special Account Debtor for which more than 30% of the Accounts owing from such Investment Grade Account Debtor and/or Special Account Debtor and its respective Affiliates are ineligible pursuant to clause (c) above, and (ii) Account Debtor (other than an Investment Grade Account Debtor and/or Special Account Debtor) for which more than 20% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Loan Parties (taken as a whole) exceeds (i) 40%

of the aggregate Eligible Accounts of the Loan Parties in the case of any Investment Grade Account Debtor or (ii) 20% of the aggregate amount of Eligible Accounts of the Loan Parties in the case of any Account Debtor that is not an Investment Grade Account Debtor; provided, the limitations set forth in this clause (e) shall not apply to the Special Account Debtors;

(f) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice (or other documentation satisfactory to the Lender) which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon any Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(g) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the applicable Loan Party or if such Account was invoiced more than once;

(h) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(i) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(j) which is owed by any Account Debtor which has sold all or substantially all of its assets, except as otherwise agreed by the Lender on a case-by-case basis;

(k) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S. or the District of Columbia, Canada, or any province of Canada unless, in any such case, such Account is backed by a letter of credit acceptable to the Lender which is in the possession of, and is directly drawable by, the Lender or covered by accounts receivable insurance with respect to which the Lender is named as loss payee;

(l) which is owed in any currency other than U.S. dollars;

(m) which is owed by (i) any Governmental Authority of any country other than the U.S., unless such Account is backed by a letter of credit acceptable to the Lender in its Permitted Discretion which is in the possession of, and is directly drawable by, the Lender, or (ii) any Governmental Authority of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Lender in such Account, have been complied with to the Lender’s satisfaction;

(n) which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates other than, in each case, any Special Account Debtor;

(o) which is subject to any progress payment, retainage or other similar advance arrangement made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(p) which is subject to any pending valid and enforceable counterclaim, deduction, defense, setoff or dispute but only to the extent of any such pending counterclaim, deduction, defense, setoff or dispute;

(q) which is evidenced by any promissory note, chattel paper or instrument;

(r) with respect to which any Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, but only to the extent of any such reduction, or any Account which was partially paid and such Loan Party created a new receivable for the unpaid portion of such Account;

(s) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(t) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than a Loan Party has or has had an ownership interest in such goods, or which indicates any party other than a Loan Party as payee or remittance party; or

(u) which was created on cash on delivery terms.

In the event that Borrower becomes aware that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrower shall notify the Lender thereof on and at the time of submission to the Lender of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in the Lender’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Loan Party to reduce the amount of such Account.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Accounts” means (a) segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of the Borrower any Subsidiary, (b) bank accounts that are used solely as an escrow account or as a fiduciary or trust account or other account that is segregated from the other assets of the Loan Parties, in each case, for the benefit of unaffiliated third parties (including any Governmental Authority), (c) cash collateral accounts subject to Liens permitted under Section 6.02, and (d) deposit accounts so long as the average maximum daily balance in any such bank account over any fifteen (15) day period does not at any time exceed $25,000; provided that, the Borrower shall not permit the aggregate maximum daily balance for all such bank accounts excluded pursuant to this clause (d) to exceed $50,000 at any time.

“Excluded Assets” means (a) Excluded Accounts, (b) any “building” or “motor home” (each, as defined in the applicable flood insurance laws), (c) any assets over which the granting of security interests in such assets would trigger a termination of (or a right of termination under) any contract pursuant to any “change of control” or similar provision or permit any third party to amend or otherwise modify any right, benefit, and/or obligation of any Loan Party in respect to such asset or otherwise require any Loan Party or Subsidiary thereof to take action that is materially adverse to its interests, in each case, to the extent any such restriction or limiting provision is in effect at the time of acquisition thereof and was not created or made binding on the assets in contemplation or in connection with the acquisition of such assets; provided, the exclusion set forth in this clause (c) shall not apply to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principals of equity; provided, further, the Collateral shall include and such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation, unenforceability, breach, termination or default shall be remedied and, to the extent severable, shall attach immediately to the portion of such contract, asset, property right or agreement that does not result in any of the consequences specified in this clause (c), (d) any asset to the extent that such security interests would (i) require obtaining the consent of any Governmental Authority or unaffiliated third party (to the extent the applicable prohibition or requirement for consent is not rendered ineffective pursuant to applicable provisions of the UCC, or other applicable law; provided that the Collateral shall include proceeds and receivables (that are not otherwise Excluded Assets) of any property excluded under this clause (d) to the extent the assignment is expressly deemed effective under the UCC, or other applicable law notwithstanding such prohibition, or other applicable law or (ii) result in materially adverse tax (excluding, prior to a Change in Law, as a result of the operation of Section 956 of the Internal Revenue Code or similar law in any applicable jurisdiction) consequences as reasonably determined by the Lender in consultation with the Borrower, (e) any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (f) assets requiring perfection through control agreements (excluding deposits account that are not Excluded Accounts) or other control arrangements (other than control of pledged Equity Interests or certificated equity), (g) aircraft and vehicles and any other assets subject to certificates of title, (h) commercial tort claims, intellectual property, letter of credit rights, documents, chattel paper, or instruments, in each case, in an amount not exceeding $500,000 individually, (i) any Real Property other than Material Real Property, (j) any property of immaterial value (as determined by the Borrower with the consent of the Lender (not to be unreasonably withheld) and (k) those assets with respect to which, in the reasonable judgment of the Lender in consultation with the Borrower, reasonably determine that the costs or other consequences of obtaining or perfecting such a security interest are excessive or otherwise not advisable in view of the benefits to be obtained by the Lender therefrom.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan, Letter of Credit or Commitment or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender acquired the applicable interest in such Loan, Letter of Credit or Commitment or to the Lender immediately before it changed its lending office, (c) Taxes that are directly attributable to the failure by Lender to deliver the documentation required to be delivered by Lender pursuant to a Requirement of Law and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York (the “FRBNY”) based on such day’s federal funds transactions by depository institutions (as determined in such manner as the FRBNY shall set forth on its public website from time to time) and published on the next succeeding Business Day by the FRBNY as the federal funds effective rate, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Lender from three federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Finance Lease” means a lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a finance lease on the balance sheet of that Person.

“Finance Lease Obligation” means, as applied to any Person, the amount of Indebtedness under a lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a Finance Lease on the balance sheet of that Person; provided that, notwithstanding any changes adopted or required to be adopted by the Borrower as a result of any actual or proposed update to accounting standards, including, in particular, Accounting Standards Update (ASU) 2016-02 Leases (Topic 842), only Indebtedness under leases that would be classified as capital leases under GAAP prior to the implementation of such updated accounting standards (including, in particular, Accounting Standards Update (ASU) 2016-02 Leases (Topic 842)) and regardless whether or not such leases was in effect prior to or after such implementation shall constitute Finance Lease Obligations.

“Financial Statements” has the meaning assigned to such term in Section 5.01.

“Fiscal Quarter” means the last day of each March, June, September and December of each calendar year.

“Fixed Charge Coverage Ratio” means, as of any date, the ratio of (a) Adjusted EBITDA for the period of four (4) consecutive Fiscal Quarters then ended minus (i) Non-Financed Capital Expenditures and (ii) Taxes, in each case, paid in cash during such period, to (b) Fixed Charges paid in cash during such period, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Fixed Charges” means, for any period, without duplication, the sum of (a) cash Interest Expense plus (b) scheduled principal payments on Total Funded Debt.

“Floor” means five percent (5.00%).

“Funding Account” has the meaning assigned to such term in Section 4.01(l).

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 9.01.

“Guarantors” means all domestic Subsidiaries of the Borrower.

“Guaranty” means Article IX of this Agreement.

“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.

“Holdings” means (a) as of the Effective Date, Desert Environmental Holdings LLC, a Delaware limited liability company and (b) on and after any transfer contemplated by clause (b) of the definition of “Change in Control”, the New Parent.

“Holdings LLCA” means the amended and restated limited liability company agreement of Holdings, effective as of January 1, 2023.

“Holdings Pledge Agreement” means that certain pledge agreement executed by Holdings in favor of the Lender in form and substance acceptable to the Lender, encumbering all outstanding Equity Interests issued by Borrower.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (excluding, for avoidance of doubt, letters of credit, bankers’ acceptances, surety or other bonds and similar instruments), (c) [reserved], (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services except (i) accounts payable of such Person arising in the ordinary course of business that (A) are not past due by more than 90 days or (B) are being disputed in good faith and by appropriate proceedings diligently pursued, and for which adequate reserves in accordance with GAAP have been established and (ii) earn-out and other contingent consideration obligations that have not been fully earned by the payee of such obligations, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Finance Lease Obligations of such Person, (i) all obligations of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all payment and reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances and similar instruments (excluding, for avoidance of doubt, surety or other performance bonds and similar instruments), (k) [reserved] and (l) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any and all Swap Agreements (valued at the hedge termination value thereof after giving effect to all applicable netting provisions). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 8.03(b).

“Information” has the meaning assigned to such term in Section 8.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Expense” means, with reference to any period, total interest expense of the Borrower and its Subsidiaries for such period with respect to all Total Funded Debt.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each Fiscal Quarter of the Borrower, and (b) with respect to any SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.

“Interest Period” means with respect to any Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.

“Investment Grade Account Debtor” means, any Account Debtor whose senior unsecured debt rating (or, in the case of an Account Debtor which is a direct or indirect Subsidiary of a parent company,

whose parent company’s senior unsecured debt rating) from S&P is BBB- or higher or the equivalent thereof or from Moody’s is Baa3 of higher or the equivalent thereof.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit D.

“LC Collateral Account” has the meaning assigned to such term in Section 2.04(h).

“LC Disbursement” means any payment made by the Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit plus (b) the aggregate amount of all LC Disbursements relating to Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower.

“Lender” means Origin Bank, its successors and permitted assigns.

“Letters of Credit” means the letters of credit issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Finance Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, each promissory note issued pursuant to this Agreement, any Letter of Credit application, each Collateral Document, the Guaranty, the Capital Maintenance Agreement and each other agreement, instrument, document and certificate identified in Section 4.01 executed and delivered to, or in favor of, the Lender and including each other pledge, power of attorney, consent, assignment, contract, notice, letter of credit agreement and each other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party and delivered to the Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrower and the Guarantors and their successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Loans” means the loans and advances made by the Lender pursuant to this Agreement.

“Material Acquisition” means any acquisition of property or series of related acquisitions of property that involves the payment of consideration by the Loan Parties and their Subsidiaries in excess of $250,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and the other Loan Parties, taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Lender’s Liens (on behalf of itself and the other Secured Parties) on the Collateral or the priority of such Liens, or (d) the rights of or benefits (taken as a whole) available to the Lender under any of the Loan Documents.

“Material Disposition” means any disposition of Property or series of related dispositions of property that involves the payment of consideration to the Loan Parties and their Subsidiaries in excess of $250,000.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties in an aggregate principal amount exceeding $500,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Loan Parties in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if such Swap Agreement were terminated at such time.

“Material Project” means any capital construction or expansion project (or series of related capital or expansion projects) of any Loan Party, the aggregate capital cost of which exceeds, or is reasonably expected by the Borrower to exceed, $250,000.

“Material Project EBITDA Adjustments” means, with respect to each Material Project of a Loan Party:

(a) prior to the commercial operation date of a Material Project (and including the Fiscal Quarter in which such commercial operation date occurs) a percentage (based on the then-current completion percentage of such Material Project) of an amount to be approved by the Lender (which approval shall not be unreasonably withheld or delayed) as the projected Adjusted EBITDA attributable to such Material Project for the first 12-month period following the scheduled commercial operation date of such Material Project (such amount to be determined based on customer contracts relating to such Material Project, the creditworthiness of the other parties to such contracts, projected revenues from such contracts, capital costs and expenses, scheduled commercial operation date and other factors deemed reasonably appropriate by the Lender) which may, at the Borrower’s option, be added to actual Adjusted EBITDA for the fiscal quarter in which construction or expansion of such Material Project commences and for each Fiscal Quarter thereafter until the commercial operation date of such Material Project (including the Fiscal Quarter in which such commercial operation date occurs, but without duplication of any actual Adjusted EBITDA attributable to such Material Project following such commercial operation date); provided that if the actual commercial operation date does not occur by the scheduled commercial operation date, the foregoing amount shall be reduced, for quarters ending after the scheduled commercial operation date to (but excluding) the first full quarter after the actual commercial operation date, by the following percentage amounts depending on the period of delay (based on the actual period of delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days, 100%;

(b) beginning with the first full fiscal quarter following the commercial operation date of such Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Lender (such approval not to be unreasonably withheld) equal to the projected Adjusted EBITDA attributable to such Material Project for the first full four fiscal quarter period following such commercial operation date, which may be added to actual Adjusted EBITDA for such applicable four fiscal quarter period (but net of any actual Adjusted EBITDA attributable to such Material Project following such commercial operation date).

Notwithstanding the foregoing:

(1) no such additions shall be allowed with respect to any Material Project unless:

(a) not later than 10 days (or such shorter time period as may be agreed by the Lender) prior to the delivery of a Compliance Certificate required by the terms and provisions of Section 5.01(c) if Material Project EBITDA Adjustments will be made to Adjusted EBITDA, the Borrower shall have delivered to the Lender a written request for such Material Project EBITDA Adjustments setting forth (i) the scheduled commercial operation date for such Material Project and (ii) projections and any other supporting information reasonably requested by the Lender such of Adjusted EBITDA attributable to such Material Project, along with a reasonably detailed explanation of the basis therefor, and

(b) prior to the date such Compliance Certificate is required to be delivered, the Lender shall have approved such projections and shall have received such other information and documentation as the Lender may reasonably request, all in form and substance reasonably satisfactory to the Lender; and

(2) the aggregate amount of all Material Project EBITDA Adjustments during any period, when added to all Adjusted EBITDA add-backs made pursuant to clause (b)(xv) of the definition thereof, shall be limited to 20% of the total actual Adjusted EBITDA of the Borrower and its Subsidiaries for the previous four fiscal quarter period (which total actual EBITDA shall be determined without including any Material Project EBITDA Adjustments or other such add-backs).

“Material Real Property” means (a) all Real Property listed on Schedule 3.05 and (b) any Real Property acquired after the Effective Date that is leased or owned in fee simple by a Loan Party with a fair market value exceeding $500,000 (determined on an individual basis).

“Maximum Rate” has the meaning assigned to such term in Section 8.16.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust, leasehold deed of trust or other agreement which conveys or evidences a Lien in favor of the Lender, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“New Parent” shall mean a Subsidiary of Holdings created to directly hold the Equity Interests of the Borrower.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Responsible Officer).

“Non-Financed Capital Expenditures” means, for any period, maintenance Capital Expenditures made during such period which are not financed from the proceeds of Indebtedness or equity contributions to the Borrower and its Subsidiaries.

“Obligated Party” has the meaning assigned to such term in Section 9.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of the Borrower and its Subsidiaries to the Lender or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Taxes (other than a connection arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit, or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” has the meaning assigned to such term in Section 8.04(c).

“Participant Register” has the meaning assigned to such term in Section 8.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Discretion” means a determination made in good faith and in the exercise of commercially reasonable (from the perspective of a secured lender) business judgment.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, lessor’s, sublessor’s, vendor’s and other like Liens imposed by law or arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days outside of the applicable payment terms or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory or regulatory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) Liens arising from precautionary UCC financing statements or similar filings made in respect of operating leases, bailee arrangements and consignment arrangements entered into by the Loan Parties in the ordinary course of business;

(g) easements, zoning restrictions, land use regulations, rights-of-way and similar encumbrances or restrictions on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere, in any material respect with the ordinary conduct of business of the Borrower or any Subsidiary;

(h) leases, licenses, subleases, or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Loan Parties, taken as a whole or (ii) secure any Indebtedness for borrowed money;

(i) Liens in favor of a banking or other financial institution under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(j) any interest or title of a lessor, sublessor, licensor, or sublicensor under leases, subleases, licenses, or sublicenses entered into by any Loan Party in the ordinary course of business;

(k) Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement; and

(l) Liens on insurance policies and the proceeds thereof securing the financing permitted under Section 6.01(m).

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (a) through (d) above; and

(f) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Tax Distributions” means (a) solely related to a tax year or portion thereof in which (i) the Borrower is taxable as a partnership or a disregarded entity for U.S. federal income tax purposes (i.e., a “pass-through entity”), one or more Restricted Payments (without duplication) in the form of cash made by the Borrower to Holdings (or by a Subsidiary to the Borrower, as the case may be) to permit Holdings to make tax distributions in the maximum amount permitted under, and in accordance with, Section 5.2 of the Holdings LLCA, but not to exceed an amount equal and attributable to the aggregate actual or estimated net taxable income of the Borrower and its Subsidiaries for such taxable period or portion thereof or, without duplication, (ii) the Borrower or any its Subsidiaries are members of a consolidated return group with Holdings or other direct or indirect holders of its Equity Interests, or would be members if the Borrower or any of its Subsidiaries were treated as corporations for U.S. federal income tax purposes, quarterly or annual Restricted Payments (without duplication) in the form of cash made by the Borrower to its Equity Interest holders (or by a Subsidiary to the Borrower, as the case may be) in an amount equal to the actual or estimated income tax liabilities (as applicable) attributable to the consolidated earnings of the Borrower and its Subsidiaries for such taxable period or portion thereof and (b) one or more Restricted Payments (without duplication) in the form of cash made by the Borrower or any of its Subsidiaries to Holdings to permit Holdings to pay franchise, gross receipts, or similar Taxes that are imposed by a Governmental Authority on or with respect to Holdings, Borrower or its Subsidiaries (or the assets or operations of Borrower or its Subsidiaries), and not paid directly by the Borrower or its Subsidiaries, as applicable. To the extent the actual net taxable income of Borrower and its Subsidiaries for the tax year exceeds quarterly estimates of such tax year, an additional distribution may be made by Borrower consistent with the foregoing procedure, and to the extent the actual net taxable income of Borrower and its Subsidiaries for the tax year is less than quarterly estimates of such tax year, such difference shall be treated as an advance of Permitted Tax Distributions and shall reduce any Permitted Tax Distributions in the next succeeding quarter.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Phase I” means the period commencing on the Effective Date and ending on the Phase I Expiration Date.

“Phase I Expiration Date” means June 30, 2024.

“Phase II” means the period commencing on July 1, 2024 and ending on the later to occur of (i) the Revolving Credit Maturity Date, or the (ii) Second Amendment Term Maturity Date.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means:

(a) any disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party, other than dispositions permitted by Section 6.05; or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Lender as its prime rate. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective; provided that if the Prime Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Projections” has the meaning assigned to such term in Section 5.01(d).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property” means all real property that was, is now or may hereafter be owned, occupied or otherwise controlled by any Loan Party pursuant to any contract of sale, lease or other conveyance of any legal interest in any real property to any Loan Party.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, or dumping of any substance into the environment.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, in the case of any Loan Party, the chief executive officer, president, chief financial officer, chief accounting officer, controller, treasurer, secretary, any executive vice president or any vice president of such Loan Party (or such other representative of such Loan Party designated by a Responsible Officer to act on behalf of such Responsible Officer).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in a Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Revolving Commitment” means the commitment of the Lender to make Revolving Loans and issue Letters of Credit hereunder, as such commitment may be reduced from time to time pursuant to Section 2.07. The initial amount of the Lender’s Revolving Commitment on the Second Amendment Effective Date is $4,000,000.

“Revolving Credit Maturity Date” means the fourth anniversary of the Effective Date (if the same is a Business Day, or if not then the immediately next succeeding Business Day), or any earlier date on which the Revolving Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Revolving Exposure” means, at any time, the sum of the aggregate outstanding principal amount of the Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“SEC” means the Securities and Exchange Commission of the U.S.

“Second Amendment Effective Date” means February 4, 2025.

“Second Amendment Term Commitment” means the commitment of the Lender to make the Second Amendment Term Loan, expressed as an amount representing the maximum principal amount of the Second Amendment Term Loan to be made by the Lender. The amount of the Lender’s Second Amendment Term Commitment on the Second Amendment Effective Date is $5,000,000.

“Second Amendment Term Loan” means the Loan made pursuant to Section 2.01(c).

“Second Amendment Term Maturity Date” means October 3, 2030.

“Secured Obligations” means all Obligations, together with all (a) Banking Services Obligations and (b) Swap Agreement Obligations, in each case owing to the Lender or its Affiliates; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Secured Parties” means (a) the Lender, (b) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (c) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (d) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (e) the successors and assigns of each of the foregoing.

“Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the date hereof, among the Loan Parties and the Lender, for the benefit of the Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Lender, on behalf of the Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“Special Account Debtors” means, WaterBridge Operating LLC, NDB Midstream LLC, and DBR Land Holdings LLC and any of their respective Subsidiaries.

“Sponsor” means Five Point Energy Fund III LP, any of its Affiliates, and any fund or other Person managed or controlled directly or indirectly by Five Point Energy LLC or any of its Affiliates (other than portfolio companies).

“Subject Management Costs” has the meaning given to such term in Section 6.09.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Borrower.

“Surface Use Agreements” that certain Amended and Restated Surface Use Agreement dated effective as of November 1, 2022, by and between DBR Reeves LLC, a Delaware limited liability company, as lessor, and Safefill Pecos, LLC, a Texas limited liability company, as lessee, (b) that certain Surface Use Agreement (Desert Reclamation Facility) dated effective as of September 9, 2022, by and between DBR Desert LLC, a Delaware limited liability company, as lessor, and Desert Reclamation LLC, a Delaware limited liability company, as lessee, as amended by that certain Amendment to Surface Use Agreement (Desert Reclamation Facility), dated as of August 1, 2023, by and between DBR Desert LLC, a Delaware limited liability company, as lessor, and Desert Reclamation LLC, a Delaware limited liability company, as lessee, (c) that certain Amended and Restated Surface Use Agreement (Hawk and Dove Facility) dated effective as of January 14, 2022, by and among DBR Land LLC, a Delaware limited liability company, as lessor, Delaware Basins Ranches Inc., a Texas corporation, as Landowner, and Desert Reclamation LLC, a Delaware limited liability company, as lessee, and (d) that certain Surface Use Agreement dated effective as of September 9, 2022, by and between DBR Land LLC, a Delaware limited liability company, as lessor, Delaware Basins Ranches Inc., a Texas corporation, as landowner, under the “Master Lease” as defined therein, and Desert Reclamation LLC, a Delaware limited liability company, as lessee.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or any option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower (or any parent entity) or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties or their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any Swap Agreement permitted hereunder with the Lender or an Affiliate of the Lender, and (b) any cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction permitted hereunder with the Lender or an Affiliate of the Lender.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” means the Delayed Draw Term Loans and the Second Amendment Term Loans.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Houston time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Houston time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR; provided that if the Term SOFR Reference Rate as so determined would be less than zero, such rate shall be deemed to be equal to zero for purposes of this agreement.

“Total Capitalization” means the total capitalization of the Borrower consisting of all Total Funded Debt and paid-in capital, as determined in accordance with GAAP.

“Total Funded Debt” means, at any date, the aggregate principal amount of (i) all Loans, (ii) Indebtedness attributable to vehicle financings permitted under Section 6.01, and (iii) without duplication, the amount of any earn-out and other contingent consideration obligations that have been fully earned by the payee of such obligations in connection with any acquisition or other investment but have not yet been paid by the applicable Loan Party to such payee, in each case determined for the Borrower and its Subsidiaries on a consolidated basis at such date, in accordance with GAAP.

“Total Leverage Ratio” means, as of any date, the ratio of (a) Total Funded Debt as of such date to (b) Adjusted EBITDA for the period of four (4) consecutive Fiscal Quarters then ended.

“Transactions” means the execution, delivery and performance by the Borrower and Guarantors of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Texas or in any other state, the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S.” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “SOFR Loan”) or by Class and Type (e.g., a “SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “SOFR Borrowing”) or by Class and Type (e.g., a “SOFR Revolving Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and

“including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all applicable statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Lender notifies the Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (a) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (b) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.05 Status of Obligations. In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such subordinated Indebtedness and to enable the Lender to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such subordinated Indebtedness in order that the Lender may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such subordinated Indebtedness.

Section 1.06 Rates. The Lender does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Lender and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Lender may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.07 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Article II
The Credits

Section 2.01 Commitments.

(a) Subject to the terms and conditions set forth herein, the Lender agrees to make Revolving Loans in dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in the Revolving Exposure exceeding the lesser of (i) the Revolving Commitment or (ii) the Borrowing Base. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b) Subject to the terms and conditions set forth herein, the Lender agrees to make a Delayed Draw Term Loan in dollars as a single Borrowing or in a series of Borrowings to the Borrower, on the applicable Delayed Draw Funding Date and until the Delayed Draw Termination Date, in an aggregate principal amount not to exceed the Delayed Draw Term Commitment. Amounts prepaid or repaid in respect of the Delayed Draw Term Loan may not be reborrowed.

(c) Subject to the terms and conditions set forth herein, the Lender agrees to make a Second Amendment Term Loan in dollars in a single Borrowing to the Borrower, within thirty (30) days of the Second Amendment Effective Date, in a principal amount not to exceed the Second Amendment Term Commitment. Amounts prepaid or repaid in respect of the Second Amendment Term Loan may not be reborrowed.

Section 2.02 Loans and Borrowings.

(a) Subject to Section 2.12, each Revolving Borrowing and Term Loans shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith. The Lender at its option may make any SOFR Loan by causing any domestic or foreign branch of the Lender or Affiliate of the Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.12, 2.13, 2.14 and 2.15 shall apply to such Affiliate to the same extent as to the Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(b) At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $50,000 and not less than $100,000; provided that an ABR Revolving Borrowing may be in an amount that is equal to the entire unused balance of the Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(d); provided, further, however, no Delayed Draw Term Loan Borrowing shall exceed 100% of the purchase price of the Capital Expenditure to be financed with the proceeds of such Delayed Draw Term Loan Borrowing plus other reasonable and identifiable costs and expenses incurred in connection or otherwise associated with Phase I. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) SOFR Borrowings outstanding.

(c) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date or the Delayed Draw Term Maturity Date, as applicable.

Section 2.03 Borrowing Procedures; Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Lender of such request either in writing (delivered by hand or fax or by electronic communication, if arrangements for doing so have been approved by the Lender in its sole discretion) in the form attached hereto as Exhibit A and signed by the Borrower or by telephone (a) in the case of a SOFR Borrowing, not later than noon, Houston time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than noon, Houston time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or fax to the Lender of a written Borrowing Request in a form approved by the Lender and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i) the Class of Borrowing, the aggregate amount of the requested Borrowing, and a breakdown of the separate wires comprising such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) in the case of a Delayed Draw Term Loan Borrowing, a certificate from a Responsible Officer, including reasonably detailed calculations and certifying as to the Borrower’s compliance with Section 6.12(c), both before and after giving effect to such Delayed Draw Term Loan, on a proforma basis;

(iv) whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(v) in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Section 2.04 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of standby Letters of Credit denominated in dollars as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Lender, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, the Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.10(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit).

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the Lender) to the Lender (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three (3) Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Lender, the Borrower also shall submit a letter of credit application on the Lender’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $500,000 and (ii) the Revolving Exposure shall not exceed the lesser of (x) the Revolving Commitment and (y) the Borrowing Base.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the Lender to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any automatic renewal provision, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date.

(d) Reimbursement. If the Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Lender an amount equal to such LC Disbursement not later than 11:00 a.m., Houston time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 9:00 a.m., Houston, time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is received after 9:00 a.m., Houston time, on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing.

(e) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (d) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of any (i) lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Lender nor any of its Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Lender; provided that the foregoing shall not be construed to excuse the Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Lender (as finally determined by a court of competent jurisdiction), the Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(f) Disbursement Procedures. The Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Lender shall promptly notify the Borrower by telephone (confirmed by fax) of such demand for payment and whether the Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Lender with respect to any such LC Disbursement.

(g) Interim Interest. If the Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans and such interest shall be due and payable on the date when such reimbursement is due; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (d) of this Section, then Section 2.11(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Lender.

(h) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Lender demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Lender, in the name and for the benefit of the Lender (the “LC Collateral Account”), an amount in cash equal to 105% of the amount of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.09(b). Each such deposit shall be held by the Lender as collateral for the payment and performance of the Secured Obligations. The Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrower hereby grants the Lender a security interest in the LC Collateral Account and all moneys or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Lender and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all such Events of Default have been cured or waived as confirmed in writing by the Lender.

(i) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

Section 2.05 Funding of Borrowings. The Lender shall make each Loan to be made by it hereunder on the proposed date thereof available to the Borrower by promptly crediting the amounts in immediately available funds, to the Funding Account; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(d) shall be remitted to the Lender.

Section 2.06 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section in connection with the Borrower’s election to convert a Borrowing to a different type or continue a Borrowing, the Borrower shall notify the Lender of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or fax to the Lender of a written Interest Election Request in a form approved by the Lender and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(iv) if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Lender so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.07 Termination and Reduction of Commitment.

(a) Unless previously terminated, (i) the Delayed Draw Term Commitment shall terminate at 5:00 p.m., Houston, Texas time, on the Delayed Draw Termination Date, (ii) the Revolving Commitment shall terminate on the Revolving Credit Maturity Date, and (iii) the Second Amendment Term Commitment shall terminate on the earlier of (1) the funding of the Second Amendment Term Loan and (2) 5:00 p.m., Houston, Texas time, on the March 6, 2025.

(b) The Borrower may at any time terminate the Revolving Commitment upon (i) the payment in full of all outstanding Revolving Loans and LC Disbursements, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Lender of a cash deposit (or at the discretion of the Lender a backup standby letter of credit satisfactory to the Lender) in an amount equal to 105% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees with respect to the Revolving Commitment and (iv) the payment in full of all reimbursable expenses and other Obligations with respect to the Revolving Commitment then due and payable, together with accrued and unpaid interest thereon.

(c) The Borrower may from time to time reduce the Revolving Commitment or the Delayed Draw Term Commitment, as applicable; provided that the Borrower shall not terminate or reduce the Revolving Commitment if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the Revolving Exposure would exceed the lesser of (i) the Revolving Commitment or (ii) the Borrowing Base.

(d) The Borrower shall notify the Lender of any election to terminate or reduce the Revolving Commitment and/or the Delayed Draw Term Commitment, as the case may be, under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other event, in which case such notice may be revoked by the Borrower (by notice to the Lender on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitment or the Delayed Draw Term Commitment shall be permanent as of the effective date of such termination or reduction.

Section 2.08 Repayment and Amortization of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay the Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date.

(b) The Borrower hereby unconditionally promises to pay to the Lender:

(i) (A) commencing on the last Business Day of the Fiscal Quarter ending March 31, 2025, and then on the last Business Day of each Fiscal Quarter ending thereafter, the amount of $500,000, and (B) the then unpaid principal balance of the Delayed Draw Term Loans on the Delayed Draw Term Maturity Date, and

(ii) (A) commencing on the last Business Day of the Fiscal Quarter ending March 31, 2026, and then on the last Business Day of each Fiscal Quarter ending thereafter, the amount of $250,000, and (B) the then unpaid principal balance of the Second Amendment Term Loans on the Second Amendment Term Maturity Date.

(c) Repayments of the Term Loans shall be accompanied by accrued interest on the amounts repaid.

(d) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the Lender resulting from each Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

(e) The Lender shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, if any, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder and (iii) the amount of any sum received by the Lender hereunder.

(f) The entries made in the accounts maintained pursuant to paragraph (e) or (f) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(g) The Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to the Lender a promissory note payable to the order of the Lender (or, if requested by the Lender, to the Lender and its registered assigns) and in a form approved by the Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.09 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section and, if applicable, payment of any break funding expenses under Section 2.14.

(b) In the event and on such occasion that the Revolving Exposure exceeds the lesser of (i) the Revolving Commitment and (ii) the Borrowing Base, the Borrower shall prepay the Revolving Loans and/or LC Exposure (or, if no such Borrowings are outstanding, deposit cash collateral in the LC Collateral Account in accordance with Section 2.04(h)) in an aggregate amount equal to such excess.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party or any Subsidiary in respect of any Prepayment Event, the Borrower shall, immediately after such Net Proceeds are received by such Loan Party or Subsidiary, prepay the Term Loans on a pro rata basis; provided, that, in the case of any event described in clause (b) of the definition of “Prepayment Event”, if the Borrower shall deliver to the Lender a certificate of a Responsible Officer to the effect that the Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 120 days after the receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or tangible assets to be used in the business of the Loan Parties, and certifying that no Event of Default has occurred and is continuing as of such date, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certification so long as such Event of Default has occurred and is continuing; provided, that to the extent of any such Net Proceeds have not been applied by the end of such 120-day period, a prepayment shall be required at such time in an amount equal to such Net Proceeds that have not been so applied.

(d) (i) All prepayments made pursuant to Section 2.09(a) shall be applied (A) if made with respect to the Term Loans (and in the event the Term Loans of more than one Class shall be outstanding at the time, shall be allocated among the Term Loans pro rata based on the aggregate principal amounts of outstanding Term Loans of each such Class), as so allocated, and shall be applied to reduce the subsequent scheduled repayments of the Term Loans of each Class to be made pursuant to Section 2.08 in direct order of maturity or (B) if made with respect to the Revolving Loans, to prepay such Loans without a corresponding reduction in the Revolving Commitment and to cash collateralize outstanding LC Exposure. (ii) All prepayments required to be made pursuant to Section 2.09(c) shall be applied, to prepay the Term Loans (and in the event the Term Loans of more than one Class shall be outstanding at the time, shall be allocated among the Term Loans pro rata based on the aggregate principal amounts of outstanding Term Loans of each such Class) as so allocated, and shall be applied to reduce the subsequent scheduled repayments of the Term Loans of each Class to be made pursuant to Section 2.08 in direct order of maturity.

(e) The Borrower shall notify the Lender by telephone (confirmed by fax) of any prepayment under this Section: (i) in the case of prepayment of a SOFR Borrowing, not later than noon, Houston time, three (3) U.S. Government Securities Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than noon, Houston time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that if a notice of prepayment is given in connection with a conditional notice of termination as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Each partial prepayment of any Revolving Borrowing or any Term Loan Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.11 and (ii) any applicable break funding payments pursuant to Section 2.14.

Section 2.10 Fees.

(a) The Borrower agrees to pay to the Lender a “Commitment Fee Rate”, which shall accrue at the Applicable Rate on the daily amount of the undrawn portion of the Revolving Commitment of the Lender during the period from and including the Effective Date to but excluding the date on which the Lender’s Revolving Commitment terminates; it being understood that the LC Exposure shall be included in the drawn portion of the Revolving Commitment for purposes of calculating the commitment fee. Accrued commitment fees shall be payable in arrears on the last day of each Fiscal Quarter and on the date on which the Revolving Commitment terminates, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Lender a letter of credit fee with respect to Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to SOFR Loans on the daily amount of the Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which the Lender’s Revolving Commitment terminates and the date on which the Lender ceases to have any LC Exposure, and (ii) the Lender’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Letter of Credit fees accrued through and including the last day of each Fiscal Quarter shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitment terminates and any such fees accruing after the date on which the Revolving Commitment terminates shall be payable on demand. Any other fees payable to the Lender pursuant to this paragraph shall be payable within ten (10) days after written demand from the Lender. All Letter of Credit fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Lender an origination fee (i) in respect of the Delayed Draw Term Commitment, in the amount of $100,000, and (ii) in respect of the Revolving Commitment, in the amount of $15,000 (collectively, the “Origination Fees”). The Origination Fees in respect of the

Revolving Commitment and the Delayed Draw Term Commitment shall be deemed fully earned by the Lender and shall be due and payable in full on the Effective Date.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Lender. Fees paid shall not be refundable under any circumstances.

Section 2.11 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate (the “All-In ABR Rate”). In the event the All-In ABR Rate shall ever be less than the Floor, then the All-In ABR Rate shall be deemed to be the Floor.

(b) The SOFR Loans shall bear interest at the Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate (the “All-In SOFR Rate”). In the event the All-In SOFR Rate shall ever be less than the Floor, then the All-In SOFR Rate shall be deemed to be the Floor.

(c) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Lender may, at its option, by written notice to the Borrower, declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue interest at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

(d) Accrued interest on each Loan shall be payable in arrears on the Interest Payment Date and on the Revolving Credit Maturity Date, Second Amendment Term Maturity Date or the Delayed Draw Term Maturity Date, as applicable, and, in the case of Revolving Loans, upon termination of the Revolving Commitment; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Borrowing prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Term SOFR shall be determined by the Lender, and such determination shall be conclusive absent manifest error.

(f) In connection with the use or administration of Term SOFR, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Lender will promptly notify the Borrower and the Lender of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.12 Inability to Determine Rates. Subject to Section 2.19, on or prior to the first day of any Interest Period for any SOFR Loan, the Lender determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, the Lender will promptly so notify the Borrower.

Upon notice thereof by the Lender to the Borrower, any obligation of the Lender to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Lender revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.14. Subject to Section 2.19, if the Lender determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Lender without reference to clause (c) of the definition of “ABR” until the Lender revokes such determination.

Section 2.13 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, the Lender; or

(ii) impose on the Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by the Lender or any Letter of Credit; or

(iii) subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to the Lender of issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) If the Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company as a consequence of this Agreement, the Commitment of or the Loans made by Letters of Credit issued by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy and liquidity), then Borrower will pay to the Lender in accordance with paragraph (c) below such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c) A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within thirty days after receipt thereof.

(d) Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180‑day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.14 Compensation for Losses. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), or (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate the Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.15 Taxes.

(a) Withholding Taxes; Gross-Up; Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15), the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender, timely reimburse it for, Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.15, such Loan Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Lender.

(d) Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify the Lender, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section)

payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by the Lender shall be conclusive absent manifest error.

(e) Treatment of Certain Refunds. If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of the Lender, shall repay to the Lender the amount paid to the Lender (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the Lender be required to pay any amount to any indemnifying party pursuant to this paragraph (e), the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (e) shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Lender or any assignment of rights by, or the replacement of, the Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(g) Defined Terms. For purposes of this Section 2.15, the term “applicable law” includes FATCA.

Section 2.16 Payments Generally; Allocation of Proceeds.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.13, 2.14 or 2.15, or otherwise) prior to 2:00 p.m., Houston time, on the date when due, in immediately available funds, without set‑off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender to such account as the Lender shall from time to time specify in a notice to the Borrower. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Any proceeds of Collateral received by the Lender (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.09) or (ii) after an Event of Default has occurred and is continuing and the Lender so elects, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Lender from the Borrower, second, to pay interest then due and payable on the

Loans ratably, third, to prepay principal on the Loans and unreimbursed LC Disbursements and to pay any amounts owing with respect to Swap Agreement Obligations, ratably (with amounts allocated to the Term Loans of any Class applied to reduce the subsequent scheduled repayments of the Term Loans of such Class to be made pursuant to Section 2.08 in direct order of maturity), fourth, to pay an amount to the Lender equal to 105% of the aggregate LC Exposure, to be held as cash collateral for such Obligations, fifth, to the payment of any amounts owing with respect to Banking Services Obligations, sixth, to the payment of any other Secured Obligation due to the Lender from the Borrower or any other Loan Party and seventh, to the Loan Parties unless otherwise required by applicable law. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, the Lender shall not apply any payment which it receives to any SOFR Loan of a Class, except (i) on the expiration date of the Interest Period applicable thereto, or (ii) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.14. The Lender shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c) At the election of the Lender, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 8.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder, whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Lender. The Borrower hereby irrevocably authorizes (i) the Lender to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans, and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03 and (ii) the Lender to charge any deposit account of the Borrower maintained with the Lender for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

Section 2.17 Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Lender. The provisions of this Section 2.17 shall be and remain effective notwithstanding any contrary action which may have been taken by the Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.17 shall survive the termination of this Agreement.

Section 2.18 Illegality. If the Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by the Lender to the Borrower (an “Illegality Notice”), (a) any obligation of the Lender to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Lender without reference to clause (c) of the definition of “Alternate Base Rate”, in each case until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality

Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from the Lender, prepay or, if applicable, convert all SOFR Loans to ABR Loans (the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Lender without reference to clause (c) of the definition of “ABR”), on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such SOFR Loans to such day, in each case until it is no longer illegal for the Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.14.

Section 2.19 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (Houston time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lender without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Lender will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Lender will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.19(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Lender pursuant to this Section 2.19, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.19.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

Article III
Representations and Warranties

Each Loan Party represents and warrants to the Lender as of the Effective Date and each Credit Event that:

Section 3.01 Organization; Powers. Each Loan Party and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required other than where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate, in any material respect, any Requirement of Law applicable to any Loan Party or any Subsidiary, (c) will not violate, in any material respect, or result in a material default under any agreement binding upon any Loan Party or any Subsidiary or the assets of any Loan Party or any Subsidiary, or give rise to a right thereunder to require any payment to be made by any Loan Party or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any Subsidiary, except Liens created pursuant to the Loan Documents.

Section 3.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lender the consolidated balance sheet and statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of and for the six-month period ended June 30, 2023. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year‑end audit adjustments and the absence of footnotes.

(b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2022.

Section 3.05 Properties.

(a) As of the Second Amendment Effective Date, Schedule 3.05 sets forth all Real Property that is owned or leased by any Loan Party or that any Loan Party otherwise holds an interest therein. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists. Each of the Loan Parties and each Subsidiary has good and defensible title to, or valid leasehold interests in, all of its real and personal property, free of all Liens other than those permitted by Section 6.02.

(b) Each Loan Party and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the Effective Date, is set forth on Schedule 3.05, and the use thereof by each Loan Party and each Subsidiary does not infringe in any material respect upon the rights of any other Person, and each Loan Party’s and each Subsidiary’s rights thereto are not subject to any licensing agreement or similar arrangement.

(c) Each Loan Party has adequate rights of access to one or more public right-of-way (or other valid access right on commercially reasonable terms) with respect to the Surface Use Agreements and each other Material Real Property owned or leased by such Loan Party.

Section 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

(b) No Loan Party or any Subsidiary has received written notice of any material claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and, except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.07 Compliance with Laws and Agreements; No Default. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse

Effect, each Loan Party and each Subsidiary is in compliance with (a) all Requirements of Law applicable to it or its property and (b) all indentures, agreements and other instruments binding upon it or its property. No Default has occurred and is continuing.

Section 3.08 Investment Company Status. No Loan Party or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09 Taxes. Each Loan Party and each Subsidiary has timely filed or caused to be filed (in each case after giving effect to all applicable extensions) all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves. No tax liens have been filed and no claims are being asserted with respect to any such taxes.

Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 3.11 Disclosure.

(a) The Loan Parties have disclosed to the Lender all agreements, instruments and corporate or other restrictions to which any Loan Party or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party or any Subsidiary to the Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Second Amendment Effective Date, as of the Second Amendment Effective Date.

(b) As of the Second Amendment Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Second Amendment Effective Date to the Lender in connection with this Agreement is true and correct in all respects.

Section 3.12 Material Agreements. No Loan Party or any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any Surface Use Agreement and/or any material agreement to which it is a party or (b) any agreement or instrument evidencing or governing Indebtedness, in each case, other than any failure to perform which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.13 Solvency. Immediately after the consummation of the Transactions to occur on the Second Amendment Effective Date, (a) the fair value of the assets of the Loan Parties taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Second Amendment Effective Date.

Section 3.14 Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Second Amendment Effective Date. As of the Second Amendment Effective Date, all premiums in respect of such insurance have been paid. The Loan Parties believe that the insurance maintained by or on behalf of the Loan Parties and their Subsidiaries is adequate and is customary for companies engaged in the same or similar businesses operating in the same or similar locations.

Section 3.15 Capitalization and Subsidiaries. Schedule 3.15 sets forth as of the date hereof (a) a correct and complete list of the name and relationship to Holdings of each Subsidiary and (b) the type of entity of each Loan Party and each Subsidiary. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non‑assessable.

Section 3.16 Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Lender, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except Liens permitted by Section 6.02.

Section 3.17 Federal Reserve Regulations. No part of the proceeds of any Loan or Letter of Credit has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

Section 3.18 Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 5.08.

Section 3.19 Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions (in light of its business as currently conducted), and such Loan Party, its Subsidiaries and their respective officers and employees and to the knowledge of such Loan Party its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Loan Party, any Subsidiary or any of their respective directors or officers, or (b) to the knowledge of any such Loan Party or Subsidiary, any employee or agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

Section 3.20 Affiliate Transactions. Except as set forth on Schedule 3.20, as of the Second Amendment Effective Date, there are no existing or proposed agreements, arrangements, understandings or transactions between any Loan Party (on the one hand) and any of the officers, members, managers, directors, stockholders, parents, holders of other Equity Interests, employees or Affiliates (other than Subsidiaries) of any Loan Party (on the other hand), other than constituent documents of the Loan Parties as certified to the Lender, employment agreements, indemnity and expense reimbursement arrangements, and other similar standard and customary internal matters.

Article IV
Conditions

Section 4.01 Effective Date. The obligations of the Lender to make Loans and to issue Letters of Credit hereunder on the Effective Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):

(a) Credit Agreement and Loan Documents. The Lender (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Lender (which may include fax or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Lender shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including a written opinion or opinions of the Loan Parties’ counsel, addressed to the Lender and in form and substance satisfactory to the Lender.

(b) Financial Statements and Projections. The Lender shall have received (i) unaudited interim consolidated financial statements of the Borrower and its Subsidiaries for the six-month period ended June 30, 2023 and (ii) satisfactory Projections through 2026.

(c) Secretary’s Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Lender shall have received (i) a certificate of each Loan Party and Holdings, dated the Effective Date and executed by a Responsible Officer, which shall (A) certify the resolutions of its manager or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party or Holdings authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the charter, articles or certificate of organization or incorporation of each Loan Party or Holdings certified by the relevant authority of the jurisdiction of organization of such Loan Party or Holdings and a true and correct copy of its bylaws or operating, company, management or partnership agreement, or other organizational or governing documents, and (ii) a good standing certificate for each Loan Party and Holdings from its jurisdiction of organization.

(d) Officer’s Certificate. The Lender shall have received a certificate, signed by a Responsible Officer of the Borrower, dated as of the Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in the Loan Documents are true and correct in all material respects (it being understood that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects) as of such date, and (iii) certifying as to any other factual matters as may be reasonably requested by the Lender.

(e) Fees. The Lender shall have received all fees required to be paid, and all expenses required to be reimbursed for which invoices have been presented (including the reasonable fees and expenses of legal counsel), at least two (2) Business Day before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Lender on or before the Effective Date.

(f) Lien Searches. The Lender shall have received the results of a recent lien search in the jurisdiction of organization of each Loan Party and Holdings and each jurisdiction where Material Real Property of the Loan Parties is located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Lender.

(g) Minimum Liquidity. The Borrower and its Subsidiaries shall demonstrate in form and substance reasonably satisfactory to the Lender that on the Effective Date, the Loan Parties have at least $2,500,000 of Consolidated Liquidity.

(h) Reserved.

(i) Environmental Reports. The Lender shall have received environmental review reports with respect to the real properties of the Borrower and its Subsidiaries specified by the Lender from firm(s) satisfactory to the Lender, which review reports shall be acceptable to the Lender. Any environmental hazards or liabilities identified in any such environmental review reports shall indicate the Loan Parties’ plans with respect thereto.

(j) Reserved.

(k) Legal Opinion. The Lender shall have received a favorable written opinion (addressed to the Lender and dated the Effective Date) of White & Case LLP, counsel for the Loan Parties and Holdings, in form and substance satisfactory to the Lender and the Lender’s counsel. The Borrower hereby requests such counsel to deliver such opinion.

(l) Funding Account. The Lender shall have received a Borrowing Request setting forth the deposit account of the Borrower (the “Funding Account”) to which the Lender is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(m) Pledged Equity Interests; Stock Powers; Pledged Notes. The Lender shall have received (i) the certificates (if any) representing the Equity Interests pledged pursuant to the Security Agreement, together with an undated stock or unit power for each such certificate executed in blank by a Responsible Officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Lender pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(n) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(o) Insurance. The Lender shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Lender and otherwise in compliance with the terms of Section 5.10 of this Agreement.

(p) USA PATRIOT Act, Etc. (i) The Lender shall have received, (x) at least five (5) days prior to the Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing of the Borrower at least ten (10) days prior to the Effective Date, and (y) a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party, and (ii) the Lender shall have received, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower at least five (5) days prior to the Effective Date, to the extent requested in writing of the Borrower at least ten (10) days prior to the Effective Date.

The Lender shall notify the Borrower of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02 Each Credit Event. The obligation of the Lender to make a Loan on the occasion of any Borrowing, and to issue, amend, increase, renew or extend any Letter of Credit (any Borrowing or issuance, amendment, renewal or extension, a “Credit Event”), is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, increase, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) After giving effect to any Revolving Borrowing or the issuance, amendment, increase, renewal or extension of any Letter of Credit, Availability shall not be less than zero.

(d) Before giving effect to any Delayed Draw Term Loan Borrowing, the Lender shall have received evidence satisfactory to it in its sole discretion that the Sponsor has contributed $20,000,000 to the Borrower prior to the Delayed Draw Funding Date.

(e) No event shall have occurred, and no condition shall exist, which has or could be reasonably expected to have a Material Adverse Effect.

(f) Prior to the initial Revolving Borrowing, the Lender shall have received a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports (including, without limitation, a detailed aging of the Borrower’s Accounts), prepared in a manner reasonably acceptable to the Lender, together with a summary specifying the name, address, and balance due for each Account Debtor with respect to the Borrowing Base as the Lender may reasonably request.

Each Borrowing and each issuance, amendment, increase, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b), (c) (if applicable), (d) and (e) of this Section.

Article V
Affirmative Covenants

Until the Commitment shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lender that:

Section 5.01 Financial Statements; Borrowing Base and Other Information. The Borrower will furnish to the Lender:

(a) within 120 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2023, its audited consolidated balance sheet and related statements of operations, members’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year (to the extent available), all reviewed and certified by a Responsible Officer of the Borrower to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within forty-five (45) days after the end of each Fiscal Quarter of the Borrower (including, for the avoidance of any doubt, the last Fiscal Quarter of each fiscal year), commencing with the fiscal quarter ending September 30, 2023, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year (to the extent available), all certified by a Responsible Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) and (b) above (collectively or individually, as the context requires, the “Financial Statements”), a Compliance Certificate of a Responsible Officer in substantially the form of Exhibit C (i) certifying, in the case of the Financial Statements delivered under clause (b) above, as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12 and (iv) stating whether any change in GAAP or in the application thereof has occurred since the later of (x) the date of the unaudited financial statements referred to in Section 3.04 and (y) the date of the financial statements most recently delivered pursuant to clause (a) or (b) above and, if any such change has occurred, specifying the effect of such change on the Financial Statements accompanying such certificate;

(d) as soon as available, but in any event no later than 60 days after the beginning of each fiscal year of the Borrower, a copy of the consolidated budget of the Borrower of the upcoming fiscal year (the “Projections”) in a form consistent with budgets and financial models previously delivered to the Lender;

(e) as soon as available but in any event within forty-five (45) days of the end of each Fiscal Quarter ending after the initial Borrowing Base Certificate has been delivered pursuant to Section 4.02(f), as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports (including, without limitation, a detailed aging of the Borrower’s Accounts), prepared in a manner reasonably acceptable to the Lender, together with a summary specifying the name, address, and balance due for each Account Debtor with respect to the Borrowing Base as the Lender may reasonably request;

(f) promptly following any request therefor, (x) such other information regarding the operations, changes in ownership of Equity Interests, business affairs and financial condition of any Loan

Party or any Subsidiary, or compliance with the terms of this Agreement, as the Lender may reasonably request and (y) information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Lender may reasonably request.

Section 5.02 Notices of Material Events. The Borrower will furnish to the Lender prompt (but in any event within any time period that may be specified below) written notice of the following:

(a) the occurrence of any Default;

(b) receipt of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against any Loan Party or any Subsidiary that (i) seeks damages in excess of $500,000 or, if adversely determined, could reasonably be expected to result in a Material Adverse Effect, (ii) alleges criminal misconduct by any Loan Party or any Subsidiaries, or (iii) involves any product recall;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount exceeding $500,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted to the extent a failure to maintain such authority could reasonably be expected to cause a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and reasonable extensions thereof including generally related lines of business and any business activities incidental thereto.

Section 5.04 Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including material Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party has set aside on its books adequate reserves with respect thereto if required in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05 Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 5.06 Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in accordance with GAAP and (b) permit any representatives designated by the Lender (including employees of the Lender or any consultants, accountants, lawyers, agents and appraisers retained by the Lender), to visit and inspect its properties, conduct at any Loan Party’s premises field examinations of such Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, at the Borrower’s sole expense one (1) time during each consecutive twelve month period, except during the occurrence and continuance of an Event of Default.

Section 5.07 Compliance with Laws and Material Contractual Obligations. Each Loan Party will, and will cause each Subsidiary to, (a) comply in all material respects with each Requirement of Law applicable to it or its property (including, without limitation, Environmental Laws) and (b) perform in all material respects its obligations under material agreements to which it is a party. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.08 Use of Proceeds.

(a) The proceeds of the Revolving Loans and the Letters of Credit will be used only for general corporate purposes including to finance working capital and Capital Expenditures of the Borrower and its Subsidiaries. The proceeds of the Delayed Draw Term Loans shall be used to finance Capital Expenditures of the Borrower and its Subsidiaries. The proceeds of the Second Amendment Term Loans shall be used to finance the acquisition of equipment and/or machinery and for general corporate purposes. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

(b) The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.09 Accuracy of Information. The Loan Parties will ensure that any information, including financial statements or other documents, furnished to the Lender in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 5.09; provided that, with respect to the Projections, the Borrower will cause the Projections to be prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 5.10 Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company insurance in such amounts (with no greater risk retention) and against such risks and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. The Borrower will furnish to the Lender information in reasonable detail as to the insurance so maintained.

Section 5.11 Appraisals. At any time that the Lender requests on or after January 1, 2024, the Borrower will provide the Lender, at Borrower’s sole expense, an appraisal (or updates to any previously delivered appraisal) of any owned or leased Material Real Property from an appraiser selected and engaged by the Borrower in consultation with the Lender, and prepared on a basis reasonably satisfactory to the Lender, such appraisal (or updates) to include, without limitation, information required by any applicable Requirement of Law; provided, however, that if no Event of Default has occurred and is continuing, the Lender may only request that the Borrower pay for the expense of one appraisal (or update) during any calendar year.

Section 5.12 Depository Bank. Within one hundred twenty (120) days after the Effective Date, the Borrower and its Subsidiaries will maintain the Lender as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.

Section 5.13 Additional Collateral; Further Assurances.

(a) Each Loan Party will cause each of its domestic Subsidiaries formed or acquired after the Effective Date to become a Loan Party by executing a Joinder Agreement within thirty (30) days after such formation or acquisition. Upon execution and delivery thereof, each such Person (i) shall automatically become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Lender, for the benefit of the Secured Parties, in any property of such Loan Party which constitutes Collateral, including any Material Real Property.

(b) Each Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its domestic Subsidiaries and (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956‑2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956‑2(c)(2)) in each foreign Subsidiary directly owned by the Borrower or any domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Lender, pursuant to the terms and conditions of the Loan Documents or other security documents as the Lender shall reasonably request.

(c) The Borrower will cause Holdings to pledge and grant a first priority, perfected Lien in favor of the Lender in 100% of the issued and outstanding Equity Interests of the Borrower.

(d) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Lender such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by any Requirement of Law or which the Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.

Section 5.14 Post-Closing Obligations. Within 60 days after the Effective Date (or such later date may be agreed to by the Lender through e-mail), the Loan Parties shall deliver to the Lender (i) (A) a fully executed Mortgage in form and substance satisfactory to the Lender on each parcel of Material Real Property, and (B) a written consent in respect of such executed Mortgage, in form and substance reasonably satisfactory to the Lender, executed by the ground lessor (or similarly situated party) party to each Surface Use Agreement, which shall be delivered to Lender using the commercially reasonable efforts of such Loan Party and (ii) with respect to each parcel of real property which is required to be subject to a Lien in favor of the Lender, an ALTA or other survey in form and substance reasonably satisfactory to the Lender.

Notwithstanding the foregoing Article V or anything else to the contrary in any other Loan Document:

(i). in no event shall any Loan Party be required to grant a Lien on or take any perfection action with respect to any Excluded Assets and the “Collateral” shall be deemed to exclude Excluded Assets for all purposes; and

(ii). the representations, warranties and covenants made by any Loan Party in this Agreement or in any other Loan Document only with respect to the creation, perfection or priority (as applicable) of the security interest and Lien granted under the Loan Documents shall be deemed to not apply to Excluded Assets.

Article VI
Negative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lender that:

Section 6.01 Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of such Indebtedness that do not increase the outstanding principal amount thereof or shorten the maturity or weighted average life thereof;

(c) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Finance Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $500,000 at any time outstanding;

(d) Indebtedness of the Borrower to any Loan Party and of any Loan Party to the Borrower or any other Loan Party;

(e) Guarantees by the Borrower of Indebtedness of any Loan Party and by any Loan Party of Indebtedness of the Borrower or any other Loan Party, provided that (i) the Indebtedness so guaranteed is permitted by this Section 6.01 and (ii) Guarantees permitted under this clause (e) shall be subordinated to the Secured Obligations on the same terms as the Indebtedness so guaranteed is subordinated to the Secured Obligations;

(f) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(g) to the extent constituting Indebtedness, Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) Indebtedness in respect of Swap Agreements permitted by Section 6.07;

(i) Indebtedness subordinated to the Secured Obligations; provided that (i) except to the extent otherwise agreed by the Lender prior to the incurrence of such Indebtedness, interest and principal shall not be payable in cash in respect of such Indebtedness prior to the Delayed Draw Term Maturity Date, (ii) the subordination terms of such subordinated Indebtedness shall be reasonably acceptable to the Lender, and (iii) such Indebtedness shall not have a maturity date earlier than 180 days following the Delayed Draw Term Maturity Date, and (iv) the obligations in respect of such Indebtedness shall not be guaranteed by, or secured by a Lien on any of the assets of, the Borrower or any Subsidiary;

(j) to the extent constituting Indebtedness, endorsements of negotiable instruments for collection in the ordinary course of business;

(k) to the extent constituting Indebtedness, Indebtedness owed to any Person providing property, casualty or liability insurance to any Loan Party pursuant to reimbursement or indemnification obligations to such Person in respect of the same, in the ordinary course of business or consistent with past practice or industry practice;

(l) to the extent constituting Indebtedness, Indebtedness arising from agreements of any Loan Party providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets permitted hereunder;

(m) Indebtedness consisting of insurance premium financing arrangements for insurance policies required hereunder or otherwise maintained by any Loan Party in the ordinary course of business in an aggregate principal amount not to exceed the amount of such insurance premiums;

(n) to the extent constituting Indebtedness, Indebtedness (other than for borrowed money) (i) in respect of guarantees of obligations to the Loan Parties’ suppliers, customers and licensees in the ordinary course of business and (ii) consisting of obligations owing by any Loan Party under any customer or supplier incentive, supply, license or similar agreements entered into in the ordinary course of business;

(o) to the extent constituting Indebtedness, cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts; and

(p) other unsecured Indebtedness not included in clauses (a) through (o) above, in an aggregate principal amount not to exceed $500,000 at any time outstanding (excluding any paid-in kind interest that may be added to such principal amount).

Section 6.02 Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of any Loan Party or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of any Loan Party or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Effective Date, and extensions, renewals and replacements thereof in accordance with Section 6.01;

(d) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(e) Liens on cash and cash equivalents deposited by a Loan Party in margin, clearing, commodity trading, or similar accounts established in connection with Swap agreements permitted by Section 6.07;

(f) Liens arising after the Effective Date (i) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (ii) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any of its Subsidiaries, or (iii) existing on any asset prior to the acquisition thereof by the Borrower or any of its Subsidiaries; provided that (A) any such Lien was not created in the contemplation of any of the foregoing and (B) any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition;

(g) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (c) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, construction or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of any Loan Party or any Subsidiary; and

(h) other Liens on property that is not Collateral securing obligations not to exceed $500,000.

Section 6.03 Fundamental Changes.

(a) No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Loan Party (other than the Borrower) may merge into any other Loan Party in a transaction in which the surviving entity is a Loan Party and (iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lender; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) No Loan Party will, nor will it permit any Subsidiary to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related or reasonable extensions thereof including generally related lines of business and any business activities incidental thereto.

(c) No Loan Party will, nor will it permit any Subsidiary to change its fiscal year or any fiscal quarter from the basis in effect on the date hereof.

(d) No Loan Party will change the accounting basis upon which its financial statements are prepared except as required by GAAP or any Requirement of Law.

Section 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, form any Subsidiary after the date hereof, or purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit or all or substantially all of the asset of such other Person (whether through purchase of assets, merger or otherwise), except:

(a) cash and Permitted Investments, subject to control agreements in favor of the Lender or otherwise subject to a perfected security interest in favor of the Lender, in each case, to the extent required by the Loan Documents;

(b) investments in existence on the date hereof and described in Schedule 6.04;

(c) investments between or among the Loan Parties (including Subsidiaries that become Loan Parties following the formation or acquisition thereof in accordance with Section 5.13(a)), provided that any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Agreement;

(d) loans or advances made by any Loan Party to any other Loan Party;

(e) Guarantees constituting Indebtedness permitted by Section 6.01 and guarantee obligations of the Borrower or any Subsidiary of leases or of other obligations that do not constitute Indebtedness, in each case, entered into in the ordinary course of business and not otherwise prohibited hereunder;

(f) notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(g) investments in the form of Swap Agreements permitted by Section 6.07;

(h) investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates or merges with the Borrower or any Subsidiary (including in connection with a permitted acquisition), so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(i) investments received in connection with the disposition of assets permitted by Section 6.05;

(j) investments made solely from the proceeds of a capital contribution within thirty (30) days of receipt of such capital contribution;

(k) to the extent constituting investments, Indebtedness permitted by Section 6.01, Liens permitted by Section 6.02 and dispositions permitted by Section 6.05;

(l) accounts receivable and extensions of trade credit arising in the ordinary course of business and consistent with past practice not more than 90-days past due;

(m) advances to employees for the payment of out-of-pocket expenses in the ordinary course of business;

(n) to the extent constituting investments (i) the purchase or acquisition by Loan Parties of direct ownership interests in easements, surface use agreements and other rights of way, equipment and other assets or property (but for the avoidance of doubt, not Equity Interests) in the ordinary course of business and (ii) mutual interest agreements or other similar arrangements, in each case, in the ordinary course of business of the Borrower or any Subsidiary;

(o) investments (other than loans made in cash) made in the ordinary course of business (i) constituting deposits, prepayments or other credits or credit support to third-party customers, vendors, suppliers or other providers of goods or services or (ii) in the form of advances or other credit support made to third-party customers, distributors, vendors, suppliers, licensors, licensees or other providers of goods or services, in each case connection with such third parties’ acquisition or provision of such goods or services from or to the Loan Parties; and

(p) other investments which in the aggregate do not $500,000 at any time outstanding.

Section 6.05 Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with Section 6.04), except:

(a) sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

(b) sales, transfers and dispositions of assets to the Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) sales, transfers and dispositions of Accounts (excluding sales or dispositions in a factoring arrangement) in connection with the compromise, settlement or collection thereof;

(d) sales, transfers and dispositions of Permitted Investments;

(e) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(f) to the extent constituting dispositions, the granting of Liens permitted by Section 6.02 and the making of investments permitted by Section 6.04 and Restricted Payments and other transactions permitted by Section 6.08;

(g) the disposition, termination or unwinding of any Swap Agreement;

(h) dispositions consisting of the lease, sublease, license or sublicense of property in the ordinary course of business; and

(i) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (i) shall not exceed $500,000 in the aggregate during any fiscal year of the Borrower; provided further that all sales, transfers, leases and other dispositions permitted under this Section 6.05(i) shall be made for fair value and for at least 75% cash consideration.

Section 6.06 Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

Section 6.07 Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any Subsidiary), and otherwise on a non-speculative basis and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

Section 6.08 Restricted Payments; Certain Payments of Indebtedness.

(a) No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment in cash, or incur any obligation (contingent or otherwise) to do so, except (i) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (ii) Borrower may pay Permitted Tax Distributions; (iii) so long as no Event of Default shall have occurred and be continuing, Restricted Payments made with the proceeds of a cash common equity contribution to the Borrower or the issuance by the Borrower of Equity Interests; provided that (x) such Restricted Payment is made within 30 days of receipt of the proceeds from such contribution or issuance of Equity Interests and (y) no proceeds of Equity Cure Contributions shall be permitted to be utilized for any such Restricted Payments, (iv) so long as no Event of Default shall have occurred and be continuing, Restricted Payments for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Borrower (or any direct or indirect parent thereof) from any future, present or former employee, officer, director, manager or consultant of the Borrower (or any other direct or indirect parent) upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee or director equity plan, employee, manager or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, manager, director, officer or consultant of the Borrower (or any other direct or indirect parent thereof); provided that, the aggregate amount of Restricted Payments made pursuant to this clause (iv) shall not exceed $250,000 in any fiscal year, and (v) the Loan Parties may pay Subject Management Costs;

(b) No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under the Loan Documents;

(ii) payment or refinancings in respect of any Indebtedness permitted under Section 6.01; and

(iii) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.05.

Section 6.09 Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease, or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except transactions (a) pursuant to the agreements listed on Schedule 3.20, as such agreements may be amended in accordance with Section 6.11 (if applicable) and any other agreements and transactions that are substantially similar to the agreements scheduled on Schedule 3.20 or otherwise consistent with past practice, (b) entered into in the ordinary course of business and are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (c) between or among the Loan Parties not involving any other Affiliate, (d) constituting investment permitted by Section 6.04(c) or Section 6.04(d), (e) constituting any Indebtedness permitted under Section 6.01(c) or Section 6.01(i), (f) constituting Restricted Payments permitted by Section 6.08, (g) compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower (or any parent entity) or its Subsidiaries in the ordinary course of business as compensation and employee benefit arrangements, (h) constituting the issuances of securities or repurchases thereof or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, Equity Interest options and Equity Interest plans approved by the Borrower’s board of managers (or other governing body), (i) constituting the contribution of capital to the Borrower by the holders of its Equity Interests or any purchase of Equity Interests of the Borrower by said holders, and (j) reasonably attributable or related to the ownership or operations of the Loan Parties, including general corporate operating and overhead costs and expenses incurred in the ordinary course of business and administrative, legal or operational services (collectively, “Subject Management Costs”).

Section 6.10 Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder or that are binding on a Subsidiary at the time it becomes a Subsidiary (so long as such restrictions were not created in contemplation of such Person becoming a Subsidiary), (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment or other disposition thereof.

Section 6.11 Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any Surface Use Agreement, to the extent such amendment, modification or waiver could reasonably be expected to have a Material Adverse Effect, or (b) its charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents, to the extent any such amendment, modification or waiver would be materially adverse to the Lender. For the purposes of this Section 6.11(a), the parties hereto agree and acknowledge that any modification to a Surface Use Agreement which impairs the Lender’s security interest in any Mortgage granted in respect of such Surface Use Agreement shall be deemed to have caused a “Material Adverse Effect”.

Section 6.12 Financial Covenants.

(a) Fixed Charge Coverage Ratio. During Phase II, the Borrower will not permit the Fixed Charge Coverage Ratio, as of the last day of any Fiscal Quarter of the Borrower, to be less than 1.25 to 1.00, for the Fiscal Quarter ending September 30, 2024 and for each Fiscal Quarter ending thereafter.

(b) Total Leverage Ratio. During Phase II, the Borrower will not permit the Total Leverage Ratio, as of the last day of any Fiscal Quarter of the Borrower, to be greater than 2.25 to 1.0, for the Fiscal Quarters ending September 30, 2024 and for each Fiscal Quarter ending thereafter.

(c) Debt to Total Capitalization Ratio. As of the end of any Fiscal Quarter ending during Phase I (commencing with the Fiscal Quarter ending December 31, 2023), the Borrower will not permit (a) the Total Funded Debt as of such date to (b) Total Capitalization as of such date to equal or exceed 35%.

(d) Equity Cure. In the event the Borrower fails to comply with the financial covenants set forth in subsection (a), (b) and/or (c) of this Section 6.12, any cash equity contribution (which equity will be in the form of common equity) made to the Borrower by the Sponsor after the end of a Fiscal Quarter and on or prior to the day that is 10 Business Days after the day on which Financial Statements are required to be delivered for such Fiscal Quarter (such period, the “Cure Period”) will, by written notice to the Lender, be included in the calculation of Adjusted EBITDA and/or Total Capitalization, as the case may be, solely for the purposes of determining compliance with such financial covenants at the end of such Fiscal Quarter and each subsequent period that includes such Fiscal Quarter (any such equity contribution so included in the calculation of Adjusted EBITDA and/or Total Capitalization, as the case may be, an “Equity Cure Contribution”); provided that (i) no more than two Equity Cure Contributions may be made consecutively, (ii) no more than four Equity Cure Contributions, including any “Equity Cure Contributions” voluntarily made by the Sponsor in accordance with the Capital Maintenance Agreement, may be made during the term of this Agreement, (iii) the amount of any Equity Cure Contribution in any period will be no greater than the amount required to cause the Borrower to be in compliance with such financial covenants for such period (provided that one Equity Cure Contribution made during the term of this Agreement may equal up to 110% of any such required amount), (iv) each Equity Cure Contribution shall be counted solely for the purposes of determining compliance with the financial covenants and shall not be included for the purposes of any satisfying the condition to any Borrowings hereunder, determining the availability or amount of any covenant baskets or carve-outs, if any, and (v) the Equity Cure Contribution may not reduce Indebtedness for purposes of calculating such financial covenants. If, after receipt of the Equity Cure Contribution and the recalculations pursuant to the preceding sentence, the Borrower shall then be in compliance with the requirements of subsection (a) and/or (b) of this Section 6.12, as applicable, the Borrower shall be deemed to have satisfied the requirements of said subsection (a) and/or (b) of this Section 6.12 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Event of Default that had occurred shall be deemed cured. The Lender shall not exercise any remedy under the Loan Documents (including application of default interest) on the basis of an Event of Default caused solely by the failure of the Loan Parties to comply with Section 6.12 until the end of the Cure Period.

Article VII
Events of Default

Section 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary or Holdings in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;

(e) any Loan Party or Holdings shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) above), and such failure shall continue unremedied for a period of 30 days after the earlier of any Loan Party’s or Holdings’s knowledge of such breach or notice thereof from the Lender if such breach relates to terms or provisions of any other Section of this Agreement or of any other Loan Document;

(f) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace period;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity date; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.05;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Subsidiary or Holdings or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary or Holdings or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party or any Subsidiary or Holdings shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or Holdings or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party or any Subsidiary or Holdings shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally, to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate uninsured amount in excess of $500,000 shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor with respect to a judgment in excess of $500,000 to attach or levy upon any assets of any Loan Party or any Subsidiary to enforce any such judgment or any Loan Party or any Subsidiary shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal and being appropriately contested in good faith by proper proceedings diligently pursued;

(l) an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) the Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Guaranty, or any Guarantor shall deny that it has any further liability under the Guaranty to which it is a party, or shall give notice to such effect;

(o) except as permitted by the terms of any Loan Document, (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby, or (ii) any Lien securing any Secured Obligation shall cease to be a perfected, first priority Lien;

(p) any Collateral Document shall fail to remain in full force or effect
(other than in accordance with its terms) or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or

(q) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction that evidences its assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Lender may increase the rate of interest applicable to the Loans and other Obligations as set forth in Section 2.11(c) of this Agreement and exercise any rights and remedies provided to the Lender under the Loan Documents or at law or equity, including all remedies provided under the UCC.

Article VIII
Miscellaneous

Section 8.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to any Loan Party, to it in care of the Borrower at:

Desert Environmental LLC

5555 San Felipe, Suite 1200

Houston, TX 77056

Attention: Scott McNeely, Trey Mattson, Shannon Runzheimer

E-mail: Scott.McNeely @h2obridge.com; Trey.Mattson@h2obridge.com; Shannon.Runzheimer@h2obridge.com

With a copy to (which shall not constitute notice hereunder)

Vinson & Elkins LLP

845 Texas Avenue, Suite 4700

Houston, TX 77002

Attention: Mark D. Holmes

Email: markholmes@velaw.com

(ii) if to the Lender at:

Origin Bank
2701 Kirby Dr., Suite 100
Houston, Texas 77098
Attention: Scott Oswald

E-mail: soswald@origin.bank

With a copy to (which shall not constitute notice hereunder):

Hunton Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, Texas 77030

Attention: Jared Grodin

E-Mail: jaredgrodin@huntonak.com

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by fax shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through electronic communication to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Lender; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Lender. Each of the Lender or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c) Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 8.02 Waivers; Amendments.

(a) No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Lender and the Loan Party or Loan Parties that are parties thereto.

Section 8.03 Expenses; Indemnity; Damage Waiver.

(a) The Loan Parties, jointly and severally, shall pay all (i) reasonable and documented out‑of‑pocket expenses incurred by the Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Lender, in connection with the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable and documented out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) reasonable and documented out-of-pocket expenses incurred by the Lender, including the reasonable fees, charges and disbursements of any counsel for the Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. All of the foregoing fees, costs and expenses may be charged to the Borrower as Revolving Loans or to another deposit account, all as described in Section 2.16(c).

(b) The Loan Parties, jointly and severally, shall indemnify the Lender, and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or Subsidiary, (iv) the failure of a Loan Party to deliver to the Lender the required receipts or other required documentary evidence with respect to a payment made by such Loan Party for Taxes pursuant to Section 2.15, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. WITHOUT LIMITATION OF THE FOREGOING, IT IS THE INTENTION OF THE BORROWER AND THE BORROWER AGREES THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR), WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNITEE. This Section 8.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), other than damages arising from a violation by such Indemnitee of Section 8.12, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (c) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(d) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 8.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Lender that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) The Lender may assign to one or more assignees all of its rights and obligations under this Agreement (including all of its Commitment and the Loans at the time owing to it) with the prior written consent of the Borrower, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Lender within five (5) Business Days after having received notice thereof, and provided further that no consent of the Borrower shall be required for an assignment to an Affiliate of the Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee. Partial assignments by the Lender shall not be permitted.

For the purposes of this Section 8.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

(c) The Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and Letters of Credit and the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged; (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein) to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were the Lender. If the Lender shall sell a participation, it shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that the Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

Section 8.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitment has not expired or terminated. The provisions of Sections 2.13, 2.14 and 2.15 and Section 8.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitment or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 8.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by fax, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 8.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 8.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Lender or any Affiliate to or for the credit or the account of any Loan Party against any of and all the Secured Obligations, irrespective of whether or not the Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which the Lender may have.

Section 8.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Texas, but giving effect to federal laws applicable to national banks.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. federal or Texas State court sitting in Tarrant County, Texas in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 8.12 Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process (provided that, to the extent permitted by law, the Lender shall provide notice to the Borrower prior to any disclosure under this Section 8.12(c) so that the Loan Parties may seek protective treatment of such Information), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from or on behalf of the Borrower relating to the Borrower or its business, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 8.13 Nonreliance; Violation of Law. The Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrower in violation of any Requirement of Law.

Section 8.14 USA PATRIOT Act. The Lender is subject to the requirements of the USA PATRIOT Act and hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow the Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

Section 8.15 Disclosure. Each Loan Party hereby acknowledges and agrees that the Lender and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with, any of the Loan Parties and their respective Affiliates.

Section 8.16 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lender. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, the Borrower shall not be required to pay unearned interest and shall never be required to pay interest at a rate in excess of the Maximum Rate, and if the effective rate of interest which would otherwise be payable under this Agreement and the other Loan Documents would exceed the Maximum Rate, or if the Lender shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Borrower under this Agreement or Loan Document to a rate in excess of the Maximum Rate, then (a) the amount of interest which would otherwise be payable by the Borrower under this Agreement or any Loan Document shall be reduced to the amount allowed under applicable law, and (b) any unearned interest paid by the Borrower or any interest paid by the Borrower in excess of the Maximum Rate shall be credited on the principal of (or, if the principal amount shall have been paid in full, refunded to the Borrower). It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by the Lender under this Agreement or any Loan Document, are made for the purpose of determining whether such rate exceeds the Maximum Rate, and shall be made by amortizing, prorating and spreading in equal parts during the period of the full stated term of the Loans all interest at any time contracted for, charged or received by the Lender in connection therewith.

Section 8.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Lender and each of its Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) neither the Lender nor any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of the Lender, those obligations expressly set forth herein and in the other Loan Documents; and (c) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Lender nor any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Lender and its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Article IX
Guaranty

Section 9.01 Guaranty. Each Guarantor hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely and unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and reasonable attorneys’ fees and expenses paid or incurred by the Lender in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”); provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor. Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of the Lender that extended any portion of the Guaranteed Obligations.

Section 9.02 Guaranty of Payment. This Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require the Lender to sue the Borrower, any Guarantor, any other guarantor of, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an

“Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

Section 9.03 No Discharge or Diminishment of Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Obligated Party, the Lender or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

Section 9.04 Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower, any Guarantor or any other Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Each Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Lender may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Guaranty, except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.

Section 9.05 Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties have fully performed all their obligations to the Lender.

Section 9.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Guarantor’s obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Lender is in possession of this Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Lender.

Section 9.07 Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that the Lender shall not have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

Section 9.08 Maximum Liability. Notwithstanding any other provision of this Guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Guarantor may have under this Guaranty, any other agreement or applicable law shall be taken into account.

Section 9.09 Liability Cumulative. The liability of each Loan Party as a Guarantor under this Article IX is in addition to and shall be cumulative with all liabilities of each Loan Party to the Lender under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 9.10 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.10 or otherwise under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 9.10 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 9.10 constitute, and this Section 9.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature Pages Follow]

ANNEX B

Schedules to Credit Agreement

(omitted)